Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

	Filed in the office of	Document Number
20140654127-82
Filing Date and Time
Certificate of Change Pursuant to NRS 78.209	Ross Miller	09/10/2014 11:51 AM
	Secretary of State State of Nevada	Entity Number E0347182006-8

USE BLACK INK ONLY — DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

CleanTech Innovations, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

66,666,667 shares of common stock, par value $0.00001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

28,985,507 shares of common stock, par value $0.00001 per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of the corporation’s common stock will be issued after the change in exchange for each 2.3 shares of common stock held by each record stockholder at the effective date and time of the change.

6. The provisions, if any, for the Issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional share that would otherwise be issued as a result of the change will be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional)	Date:	Time:

8. Signature: (required)	(must not be later than 90 days after the certificate is filed)

X	Chairman & Chief Executive Officer
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 8-31-11